Exhibit 3.1
BYLAWS
OF
EMS TECHNOLOGIES, INC.
As Amended Through
December 6, 2009
Effective December 21, 2009
ARTICLE FIVE
Officers
5.1 Offices.   The officers of the Corporation shall be as determined by the Board of Directors, and may include an Executive Director, a Chief Executive Officer, a President, a Secretary and a Treasurer, each of whom shall be elected or appointed by the Board of Directors. The Board of Directors may also elect or appoint a Chairman of the Board from among its members. The Board of Directors from time to time may, or may authorize the Executive Director or Chief Executive Officer to, create and establish the duties of other officers and elect or appoint other officers as it or he deems necessary for the efficient management of the Corporation, including one or more Vice Presidents, one or more Assistant Secretaries and one or more Assistant Treasurers.
5.2 Term.   Each officer shall serve at the will of the Board of Directors (or, if the Executive Director or Chief Executive Officer appointed such officer, at the will of the Board of Directors and the Executive Director or Chief Executive Officer, as the case may be) or until his or her death, resignation, retirement or disqualification.
5.3 Compensation.   The compensation of all officers of the Corporation shall be fixed by the Board of Directors or by a committee or officer appointed by the Board of Directors.
5.4 Removal.   Any officer (regardless of how elected or appointed) may be removed by the Board of Directors whenever in its judgment the best interests of the Corporation will be served thereby, and any officer appointed by the Executive Director or Chief Executive Officer may be removed by the appointing officer whenever in the judgment of the appointing officer the best interests of the Corporation will be served thereby.

5.5 Chairman of the Board.   The Chairman of the Board (if there be one) shall call to order meetings of the shareholders and of the Board of Directors, and shall act as chairman of such meetings (unless another person is selected under Section 2.9 to act as chairman). The Chairman of the Board shall perform such other duties and have such other authority as may from time to time be delegated by the Board of Directors, but in the absence of specific authorization to the contrary shall not be responsible for the management of the Company or its business operations.
5.6 Executive Director and Chief Executive Officer.   If there be an Executive Director, he or she shall be the senior management official in the Corporation, shall be charged with the general and active management of the business of the Corporation, shall see that all orders and resolutions of the Board of Directors are carried into effect, shall have the authority to select and appoint employees and agents of the Corporation, shall, in the absence or disability of the Chairman of the Board, perform the duties and exercise the powers of the Chairman of the Board, and shall have the authority of the Senior Management Official as specified in these Bylaws. If there be no Executive Director, the preceding duties, powers and authority shall be held by the Chief Executive Officer, but if there be an Executive Director the duties, powers and authority of the Chief Executive Officer shall be as specified by the Board of Directors. The Executive Director and the Chief Executive Officer shall perform such other duties and have such other authority as shall be delegated from time to time by the Board of Directors.
5.7 President.   The President shall have responsibility for the general supervision of the business operations of the Corporation, subject to the supervision of the Senior Management Official. The President shall perform such other duties and have such other authority as may from time to time be delegated by the Board of Directors or the Senior Management Official.
5.8 Vice Presidents.   The Vice President (if there be one) shall, in the absence or disability of the President, or at the direction of the President, perform the duties and exercise the powers, whether such duties and powers are specified in these Bylaws or otherwise, of the President. If the Corporation has more than one Vice President, the one designated by the Board of Directors or the Senior Management Official shall act in lieu of the President. Vice Presidents shall perform such other duties and have such other authority as may from time to time be delegated by the Board of Directors, the Senior Management Official or the President.
5.9 Secretary.   The Secretary shall be responsible for preparing minutes of the directors’ and shareholders’ meetings and for authenticating records of the Corporation. The Secretary shall have authority to give all notices required by law or these Bylaws. The Secretary shall be responsible for the custody of the corporate books, records, contracts and other documents. The Secretary may affix the corporate seal to any lawfully executed documents requiring it and shall sign such instruments as may require the Secretary’s signature. The Secretary shall perform such other duties and have such other authority as may from time to time be delegated by the Board of Directors or the Senior Management Official.
5.10 Treasurer.   The Treasurer shall be responsible for the custody of all funds and securities belonging to the Corporation and for the receipt, deposit or disbursement of such funds and securities in a manner consistent with policies established by the Board of Directors or Senior Management Official. The Treasurer shall cause full and true accounts of all receipts and disbursements to be maintained and shall make such reports of the same to the Board of Directors, Senior Management Official and President upon request. The Treasurer shall perform such other duties and have such other authority as may from time to time be delegated by the Board of Directors or the Senior Management Official.
5.11 Assistant Secretaries and Assistant Treasurers.   The Board of Directors and Senior Management Official each may appoint one or more persons to serve as Assistant Secretary or Assistant Treasurer, or both. The Assistant Secretary and Assistant Treasurer (or if there be more than one of either such officer, the one so designated by the Board of Directors or Senior Management Official) shall, in the absence or disability, or at the direction, of the Secretary or the Treasurer, respectively, perform the duties and exercise the authority of those offices. Each Assistant Secretary may affix the corporate seal to any corporate document and attest the signature of any officer of the Corporation. Each Assistant Secretary and Assistant Treasurer shall perform such other duties and have such other authority as may from time to time be delegated by the Board of Directors or the Senior Management Official.
5.12 Bonds.   The Board of Directors may by resolution require any or all of the officers, agents or employees of the Corporation to give bonds to the Corporation, with sufficient surety or sureties, conditioned on the faithful performance of the duties of their respective offices or positions, and to comply with such other conditions as may from time to time be required by the Board of Directors.